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                                                                    Exhibit 99.1


NEWS RELEASE
FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACT:                             COMPANY CONTACT:
Hayden Communications                                   Anthony J. Simonetta
Brett Maas   (brett@haydenir.com)                       Chief Financial Officer
Matt Hayden  (matt@haydenir.com)                        (302) 456-6789
(843) 272-4653                                          www.sdix.com


              STRATEGIC DIAGNOSTICS ADDED TO RUSSELL MICROCAP INDEX

NEWARK, DEL., JULY 5, 2005 - STRATEGIC DIAGNOSTICS INC. (NASDAQ: SDIX), a leading provider of biotechnology-based detection solutions for a broad range of food, water, agricultural, industrial, environmental and scientific applications, joined the new Russell Microcap(TM) Index when Russell Investment Group reconstituted its family of U.S. indexes on June 24. Russell recently posted a membership list for the Russell Microcap at www.russell.com/US/Indexes. This brings to four the number of indices which include Strategic Diagnostics, including the NASDAQ Composite, the NASDAQ Industrial, and the Bloomberg Delaware.

"This is another important opportunity for the Company," commented Matthew Knight, President and Chief Executive Officer of SDI. "We expect that qualifying for the Russell Microcap Index will increase the Company's visibility with investors and institutions that rely on the Russell indices as part of their overall investment approach."

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. More than $2.5 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index. The Russell is the only U.S. index family that is completely and objectively rebuilt to ensure market segments are accurately represented. On May 31, U.S. stocks were ranked by capitalization, determining index membership.

Russell, a global leader in multi-manager investment services, provides investment products and services in more than 39 countries. Russell manages more than $135 billion in assets and advises clients worldwide representing $2.3 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.

About Strategic Diagnostics Inc.
--------------------------------
SDI develops and markets biotechnology based detection solutions for a broad range of food, water, agricultural, industrial, environmental and scientific applications. By leveraging its expertise in immunology, proteomics, bio-luminescence, and other bio-reactive technologies with innovative application and production capabilities, the Company is able to provide sophisticated diagnostic testing and immunoreagent systems to a diverse customer base serving multiple vertical markets. Through its Strategic BioSolutions(TM)brand, SDI serves the research, human diagnostic and pharmaceutical sectors with a wide range of services including complete outsourcing for the production of monoclonal and polyclonal antibodies used in commercialized products offered by leading diagnostic and pharmaceutical companies. FeedChek(TM), Trait Chek(TM), GMO QuickChek(TM), and GMO Chek(TM) are pending trademarks for SDI.


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This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

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